Exhibit 3.17
ARTICLES OF INCORPORATION
OF
GBC INTERNATIONAL, INC.
KNOW ALL MEN BY THESE PRESENTS:
          That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the General Corporation Law of the State of Nevada as approved March 21, 1925, and all acts amendatory thereof or in addition thereto, and to that end we do hereby certify that:
          1st. The name of the corporation is GBC INTERNATIONAL, INC.
          2nd. The location of the principal office of the corporation within the State of Nevada is 502 East John Street, Carson City, and the resident agent in charge of said office is United States Corporation Company.
          3rd. The corporation may engage in any lawful activity, without limitation.
          4th. The total number of shares of stock which the corporation is authorized to issue is One Million (1,000,000) shares of Common stock, each of which shall have a par value of One Cent ($.01).
          5th. The members of the governing board of the corporation shall be styled “directors” and the number of its first Board of Directors shall be five (5); provided, however, that the Board of Directors may, at any meeting by resolution, increase the number of such directors or decrease their number in such manner as shall be provided by the By-Laws of this corporation. The names and post office addresses of the Directors are as follows:

NAME	POST OFFICE ADDRESS

John E. Preschlack	One GBC Plaza
Northbrook, Illinois 60062

Stephen P. Hayes	One GBC Plaza
Northbrook, Illinois 60062

Frank J. Lenahan	One GBC Plaza
Northbrook, Illinois 60062

Victor L. Lewis	One GBC Plaza
Northbrook, Illinois 60062

Steve Rubin	One GBC Plaza
Northbrook, Illinois 60062

          6th. The capital stock and the holders thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment to pay the debts of the corporation or for any other purpose.
          7th. The names and post office addresses of the Incorporators signing these Articles of Incorporation are as follows:

NAME	POST OFFICE ADDRESS

D. S. Nuter	33 North LaSalle Street
Chicago, Illinois 60602

D. E. Howarth	33 North LaSalle Street
Chicago, Illinois 60602

B. M. Fahy	33 North LaSalle Street
Chicago, Illinois 60602
          8th. The corporation is to have perpetual existence.
          9th. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
          To make, alter, amend and rescind the By-Laws of the corporation, to fix the amount to be reserved as working capital, to fix the times for declaration and payment of dividends, and to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.
          With the consent in writing or pursuant to the affirmative vote of the holders of at least a majority of the stock issued and outstanding, at a stockholders’ meeting duly called for that purpose, to sell, assign, transfer or otherwise dispose of the property of the corporation as an entirety.
          In order to promote the interest of the corporation and to encourage the utilization of the corporation’s lands and other property, to sell, assign, transfer, lease and in any lawful manner dispose of such portions of said property as the Board of Directors shall deem advisable, and to use and apply the funds received in payment therefor to the surplus account for the benefit of the corporation, or the payment of dividends, or otherwise; provided that a majority of the whole Board concurs therein, and further provided that the capital stock shall not be decreased except in accordance with the laws of Nevada.
          10th. The corporation reserves the right to amend, alter or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders or directors herein are granted subject to this reservation.

          IN WITNESS WHEREOF, we have hereunto set our hands this 7th day of March, 1980.

/s/ D. S. Nuter D. S. Nuter, Incorporator

/s/ D. E. Howarth D. E. Howarth, Incorporator

/s/ B. M. Fahy B. M. Fahy, Incorporator

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF COOK	)
          BE IT REMEMBERED, that on this 7th day of March, 1980, personally appeared before me, a Notary Public in and for the State of Illinois and County of Cook, D. S. NUTER, D. E. HOWARTH and B. M. FAHY, described in and who executed the foregoing instrument, who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

/s/ Susan M. Prevost Susan M. Prevost, Notary Public

PLAN OF MERGER
Dated as of September 2, 2003 by and between
GBC India Holdings, Inc. and GBC International, Inc.
RECITALS
GBC India Holdings, Inc., 1135 Skokie Boulevard, Northbrook, Illinois 60062, a Nevada corporation, is the wholly-owned subsidiary of GBC International, Inc.;
GBC International, Inc., 1135 Skokie Boulevard, Northbrook, Illinois 60062, a Nevada corporation, is the parent corporation of, and owns one hundred percent (100%) of the outstanding shares of the sole class of stock of, GBC India Holdings, Inc.; and
GBC International, Inc. and GBC India Holdings, Inc. desire to merge GBC India Holdings, Inc. into GBC International, Inc. pursuant to Nevada Revised Statutes §92A.180.
PLAN OF MERGER
1. GBC International, Inc. hereby merges GBC India Holdings, Inc. into GBC International, Inc.
2. GBC International, Inc., a Nevada corporation, shall survive the merger.
3. The owner’s interests of GBC India Holdings, Inc. shall become part of the owner’s interests of GBC International, Inc.
4. This Plan of Merger shall become effective upon the filing of the Articles of Merger for this Plan of Merger with the Nevada Secretary of State.

PLAN OF MERGER
Dated as of November 14, 2003 by and between
IBICO GmbH Holdings LLC and GBC International, Inc.
RECITALS
IBICO GmbH Holdings LLC, 1135 Skokie Boulevard, Northbrook, Illinois 60062, a Nevada limited liability company, is the wholly-owned subsidiary of GBC International, Inc.;
GBC International, Inc., 1135 Skokie Boulevard, Northbrook, Illinois 60062, a Nevada corporation, is the parent corporation and sole member of IBICO GmbH Holdings LLC; and
GBC International, Inc. and IBICO GmbH Holdings LLC desire to merge IBICO GmbH Holdings LLC into GBC International, Inc. pursuant to Nevada Revised Statutes §92A.180.
PLAN OF MERGER
1. GBC International, Inc. hereby merges IBICO GmbH Holdings LLC into GBC International, Inc.
2. GBC International, Inc., a Nevada corporation, shall survive the merger.
3. The owner’s interests of IBICO GmbH Holdings LLC shall become part of the owner’s interests of GBC International, Inc.
4. This Plan of Merger shall become effective upon the filing of the Articles of Merger for this Plan of Merger with the Nevada Secretary of State.